Mistras Group, Inc. Exhibit 10.19
Compensation Plan for Non-Employee Directors
Effective February 28, 2017

Participants:	Members of the Board of Directors who are not employees of the Company.
Annual Retainer:
$60,000 per year, payable quarterly at the beginning of each quarter. Because of the transition from a May 31 fiscal year to a calendar year, January and February 2017 were paid in December 2016. Accordingly, in early April 2017, directors will receive four months of retainer ($20,000) to compensate for March through June 2017. Thereafter, the payments will resume the regular quarterly amount of $15,000.

This amount will be paid in cash.

Committee Chair Fees:	Committee Chairs shall receive the following annual fees set, paid quarterly in cash with the annual retainer:
Audit Committee: $10,000

Compensation Committee: $7,500

To account for the transition period, the payment in early April will consist of 4 months of fees, to compensate for March through June 2017. Thereafter, the normal quarterly payments will resume.

Annual Equity Awards:
$75,000 of Company common stock, to be granted under the Company’s 2016 Long-Term Incentive Plan. The award will be granted in two equal installments; the first after the release of the earnings for the fourth quarter of fiscal of the prior fiscal year (March) and the second after the release of earnings for the 2nd quarter results (August).

Directors were paid an equity award in January 2017 for the period of December 2016 to May 2017. Accordingly, in August 2017, directors will be issued seven months of stock retainer, worth $43,750, to compensate for the period of June 2017 to December 2017. In March 2018, the semi-annual grants will resume being 50% of the annual award.

Pricing of Equity Awards:
For the semiannual equity grants, the price per share of equity awards will be based the average of the high and the low trading prices during the first three trading days of the Company’s permitted insider trading period following the release of earnings.